                                                                Exhibit: 10.11FT


                             DISTRIBUTION AGREEMENT


         THIS AGREEMENT is entered into as of the 5th day of January, 1998, by and between Little Tiger Press USA, L.L.C., a New York limited liability company ("Publisher") and Futech Educational Products, Inc., an Arizona corporation, to be operating as "XYZ Distributors" ("Distributor").

                                R E C I T A L S:

         A. Publisher publishes printed materials, and Distributor is in the business of marketing and distributing published materials.

         B. The parties desire to enter into an agreement for distribution by Distributor of certain materials published by Publisher, all on the terms and conditions herein set forth.

                                   T E R M S:

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. RIGHT OF FIRST REFUSAL. Publisher hereby grants Distributor the right of first refusal to purchase from Publisher and distribute in the United States any and all published materials Publisher desires to have distributed in the United States (hereinafter individually a "Book" and collectively "Books").

         Publisher will supply Distributor with three (3) folded and gathered sheets, and/or three (3) review copies, of each Book Publisher wants distributed in the United States, at no cost to Distributor. At the same time, Publisher will supply Distributor with the title, name of the author and illustrator, Unit Price (defined below), and the proposed delivery date of the Book.

         Distributor shall inform Publisher of Distributor's election whether to distribute each Book within thirty (30) days after Distributor receives the Book from Publisher for review, and the other information described in the preceding paragraph. Publisher will supply Distributor with 130 folded and gathered sheets, and/or 130 review copies, of each Book Distributor elects to distribute in the United States, at no cost to Distributor.

         Books selected by Co-Publisher for distribution under this Agreement will be distributed under and with the name and imprint "Little Tiger Press USA, L.L.C."

         If Distributor elects not to distribute any Book offered by Publisher, then Publisher shall have the right to pursue alternative distribution for such Book; provided, however, that the terms offered to an alternative distributor shall not be more favorable than the terms offered by Publisher to Distributor.

         2. APPOINTMENT AND TERRITORY. Publisher hereby grants Distributor the right to distribute and sell each Book acquired by Distributor under Section 1 above exclusively throughout the United States of America. Distributor's right to distribute any Book in other territories shall be subject to the prior written consent of Publisher.

         Unless otherwise agreed to in writing by Publisher, Distributor is excluded from selling any Book to book clubs, or from selling any Book by direct marketing methods including, but not limited to, mail order, door-to-door, direct mail, television advertising, or incentive, premium or coupon advertising methods.

         Distributor shall not, without the prior written consent of Publisher, which consent may be withheld for any reason or no reason, print or authorize the printing of copies of any Book other than by Publisher.

         Distributor shall promote the sale of each Book actively throughout the territory granted to Distributor under this Agreement.

         Except as otherwise called for herein, during the term of this Agreement, Distributor shall be entitled to market Books acquired pursuant to this Agreement using the Imprint (defined in Section 3 below).

         Publisher agrees to sell to Distributor, and Distributor agrees to distribute, the 1998 Spring and Fall Front Lists, copies of which are attached hereto as Exhibit "A" and hereby made a part hereof, at the pricing shown on said Exhibit.

         3. MANNER OF PURCHASING.

         (a) Distributor shall have the option to purchase copies of each Book, on a title-by-title basis, from Publisher, on a returnable basis, on terms for said purchases as described in Section 4 below. The details of Book orders shall be set out from time to time on purchase orders (hereinafter "Purchase Orders") issued by Distributor.

         (b) As used in this Agreement, and on any Purchase Order, the following terms shall have the following meanings:

                  (i) "Book": One of Publisher's book titles, copies of which are to be purchased by Distributor, as further described in
                  Section 1 above.

                  (ii) "Unit Price": The price to Distributor, inclusive of royalty and delivery (C.I.F. to Distributor's warehouse in the State of New York) of each copy of a Book.

                  (iii) "Quantity": The initial quantity of copies of a Book ordered by Distributor, as specified in a Purchase Order for such Book.

                  (iv) "Delivery Date": The date for bulk delivery of the Quantity of a Book, as specified in a Purchase Order for such Book.

                  (v) "Imprint": The "Little Tiger Press" imprint.

         (c) Distributor shall notify Publisher of the proposed release dates of each Book. Distributor shall release each Book within three (3) months of delivery of the Quantity ordered of such Book, unless Distributor is prevented from doing so by circumstances beyond Distributor's control, in which event Publisher shall be notified in writing and the period permitted for release shall be extended by the duration of such circumstances.

         (d) Except as may otherwise be specified in this Agreement, all details of sale and advertisement of each Book, and the number and destination of free copies, shall be at the sole discretion and expense of Distributor.

         4. RETURNABLE SALES.

            (a) Unless otherwise agreed upon by the Publisher and Distributor, all sales under this Agreement will be returnable sales. The details of each purchase shall be identified on a Purchase Order.

            The Unit Price of each Book, as offered by Publisher, is based upon the cost of paper and printing as of the date of the offer relating to such Book. If such costs have increased by more than 5% at the time the Book goes to print, one-half of the increase in cost per copy in excess of 5% shall be added to the Unit Price per copy for such Book. If the increase in cost would not have been incurred but for a delay in printing caused by Distributor's failure to perform its obligations under this Agreement, Distributor shall bear the entire increase in cost.

            (b) Distributor shall furnish Publisher with monthly sales reports on a per Book basis, commencing within one (1) month after first distribution of each Book by Distributor.

            (c) Within sixty (60) days after delivery of each Book purchased by Distributor, Distributor shall pay Publisher the Unit Price of the Book. The parties intend that the Unit Price for each Book shall be 65% of the suggested retail price of such Book. Distributor shall be responsible for all credit checks, and all uncollected credit, for all purchasers of Publisher's books from Distributor, and Publisher shall accept no responsibility for bad debts incurred by Distributor.

            (d) Publisher shall supply to Distributor, as ordered by Distributor, 10% additional jackets/covers for each hard cover Book ordered by Distributor, at no charge to Distributor. The purchase price for jackets/covers ordered in excess of said 10% shall be 100% of Publisher's direct out-of-pocket costs for the jackets/covers, payable in full within sixty (60) days after receipt by Distributor of the jackets/covers. Extra jackets/covers shall be firm sales - not returnable.

            (e) Distributor shall, after taking possession of Books purchased on a returnable basis, offer the Books for sale at prices not less than Distributor's Unit Price from Publisher for the Books. Distributor shall use its best efforts to sell the Books.

            (f) Distributor shall pay all expenses incident to the receipt, handling, storage, marketing, advertising, selling, and delivery to customers of the Books purchased by Distributor, and shall pay all taxes and other charges assessed and/or levied on said Books while in Distributor's possession, including sales taxes and Distributor's income taxes, but not including Publisher's income taxes.

            (g) Initial and reorder quantities will not be less than 5000 copies per Book, unless otherwise agreed to by the parties.

            (h) Distributor may return to Publisher any Books purchased by Distributor on a returnable basis, for full credit. All freight charges for returned Books shall be paid by Publisher, unless the Books are being returned as a result of an uncured breach by Distributor under the terms of this Agreement, or unless Books are being returned as a result of Distributor terminating this Agreement, in which event Distributor shall pay all said freight charges.

         5. PRODUCTION, PRINTING AND DELIVERY.

            (a) Publisher will send Distributor for approval (such approval not to be unreasonably withheld or delayed), ozalids of each Book.

            (b) Subject to timely performance by Distributor of Distributor's obligations under this Agreement, Publisher shall arrange for the printing of the Quantity of Books ordered for delivery to Distributor by the Delivery Date, unless Publisher is prevented from doing so by circumstances beyond Publisher's control, or unless otherwise mutually agreed.

            (c) Delivery to distributor of up to 10% under or over the Quantity of any Book shall constitute good delivery, and Distributor shall pay for the actual number of copies received.

            (d) Distributor shall notify Publisher in writing of Distributor's requirements, if any, with respect to advance copies, extra covers or jackets, and folded and gathered sheets.

            (e) Distributor shall not insert within or on the cover or jacket of any edition of any Book, any advertisement, other than information about other Books published by Publisher, without the prior written consent of Publisher.

         6. ACCOUNTING MATTERS.

            (a) Distributor shall prepare statements of the sale of each Book yearly through December 31 of that year, and shall deliver such statements to Publisher by March 31 of the next year. Such statements shall show clearly the number of unsold copies of each Book in the possession or under the control of Distributor at the end of such accounting.

            (b) All monies due to Publisher shall be paid by mail or telegraphic transfer to Publisher's bank account. Distributor shall ensure that all remittances or notifications of remittance shall detail the names of Distributor and Publisher, the title of the Book(s), and, if applicable, Publisher's invoice number.

         7. FREIGHT. Except as provided for in subparagraph 4(h) above, all Books will be shipped C.I.F. to Distributor's warehouse in the State of New York.

         8. SHIPPING SERVICES. From time to time Publisher may request Distributor to ship stock of Distributor's books held by Distributor to fill orders placed by Publisher's other customers. All such orders shall be for full-case quantities to a single shipping location. Distributor will charge Publisher, in fulfillment of any such order, the actual cost of shipping plus a handling charge of 1% of the value of such order. Publisher shall also reimburse Distributor for any portion of the purchase price paid by Distributor to Publisher for the Books so sold, and for all of Distributor's out-of-pocket costs for such Books. Such charges shall be deducted from monthly payments due to Publisher from Distributor under this Agreement.

         9. PACKAGING SPECIFICATIONS. Publisher agrees to package all Books shipped to Distributor under this Agreement in case packs of 30 copies unless otherwise mutually agreed to by the parties. Each carton will have the following information clearly marked on the outside of the carton: Publisher Imprint:
Little Tiger Press; ISBN:       ; Title:       ; Number of Copies:       ;
Distributor's Product No.:         .

        10. IMPRINT; COPYRIGHT.

            (a) All Books purchased by Distributor from Publisher for distribution by Distributor shall bear the Imprint.

            (b) Distributor shall inform Publisher promptly of any infringement of the copyright in any Book of which Distributor becomes aware. Any actions to protect the copyright will be at the Publisher's expense and Distributor shall take no such action without Publisher's prior written authorization.

        11. RESERVED RIGHTS. All rights in each Book, other than those specifically granted to Distributor under this Agreement, are reserved by Publisher.

        12. TERM; TERMINATION. This Agreement shall be effective immediately and automatically on the "Contingency Expiration Date," as that term is defined in that certain Operating Agreement for Little Tiger Press USA, L.L.C., dated of even date herewith, executed by Futech Educational Products, Inc. and Magi Publications. This Agreement shall continue thereafter until terminated in any one of the following ways:

            (a) If Distributor is at any time in breach of any of the terms and conditions of this Agreement, and Distributor fails to cure such breach within thirty (30) days after receipt by Distributor of written notice from Publisher specifying the breach and requiring that it be cured.

            (b) If Distributor is declared bankrupt or goes into liquidation (other than solvent voluntary liquidation for the purpose of reconstruction only), or if a receiver or administrator or administrative receiver is appointed to the whole or substantially the whole of Distributor's business, or if Distributor shall make an assignment for the benefit of creditors, then Publisher may terminate this Agreement if Distributor fails to cure such breach within thirty (30) days after receipt by Distributor of written notice from Publisher specifying the breach and requiring that it be cured.

            (c) If Distributor ceases to trade as a distributor or is for any reason unable to perform and comply with the terms and conditions of this Agreement.

            (d) If Distributor allows any Book to go out of stock (to the extent that Distributor has less than 50 copies of such Book in stock), and to remain out of stock for 6 months, then Publisher may terminate this Agreement with respect to such Book only.

            (e) If Distributor shall dispose of all remaining stock of a Book by remaindering or destruction, then Publisher may terminate this Agreement with respect to such Book only.

            Notwithstanding the foregoing, or any other provision of this Agreement, Distributor shall be entitled to use the Imprint in connection with sales of Books purchased from Publisher until such time as Distributor shall have exhausted Distributor's stock of said Books, including Books received by Distributor after a termination of this Agreement from orders placed by Distributor prior to said termination. Except as so provided, upon termination of this Agreement Distributor shall immediately cease using the Imprint.

            Any termination of this Agreement by either party shall not affect the obligations of either party under this Agreement to pay the other party amounts owing in connection with performance under this Agreement prior to the termination. The termination of this Agreement by either party shall not prejudice any claim which either party has against the other.

        13. ASSIGNMENT. Distributor shall not, without the prior written consent of Publisher, assign or in any way transfer Distributor's rights granted hereunder, in whole or in part, nor issue or permit issue of any Book over any imprint other than the Imprint.

        14. NATURE OF RELATIONSHIP. The relationship the parties intend to create is that of principal and independent contractor, and nothing herein is intended, nor shall it be construed, to create a relationship of partnership, joint venture, or employer/employee between the parties. Publisher shall not have the right to direct the specific daily activities or practices of Distributor nor the manner in which Distributor conducts Distributor's affairs.

         15. NOTICES. Any notice or communication given under the terms of this Agreement ("Notice") shall be in writing and shall be given by any of the following means and shall be deemed to have been received as follows:

                  (i)   If by hand delivery, upon delivery;

                  (ii) If by pre-paid mail, 48 hours after posting, or if the intended recipient party is in a country other than that of the sender, on the seventh day after dispatch (Saturdays, Sundays and public holidays excluded); or

                  (iii) If by telex, facsimile or other system which prints the notice at the receiving end, if the sender has an acknowledgment from the recipient of its receipt in readable form, upon receipt of such acknowledgment;

provided, however, that no Notice shall be deemed to have been received unless addressed to the addresses appearing below, or such other address provided to the other party by Notice:

                              If to Distributor:

                              XYZ Distributors
                              2999 North 44th Street, Suite 225
                              Phoenix, Arizona 85018-7247
                              Facsimile: (602) 808-9863

                              If to Publisher:

                              Little Tiger Press USA, L.L.C.
                              2999 North 44th Street, Suite 225
                              Phoenix, Arizona 85018-7247
                              Facsimile: (602) 808-9863

Notice given on a Saturday, Sunday or public holiday, or outside normal business hours, shall not be deemed given until commencement of the next normal business hours.

        16. ENTIRE AGREEMENT. This Agreement is intended by the parties to be the final expression of their agreement and a complete and exclusive statement of its terms. No prior course of dealings between the parties and no usage of trade shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature of the performance and an opportunity to make objection. No representations, understandings, or agreements have been made or relied upon in the making of this Agreement other than those specifically set forth herein. This Agreement can be modified only by writing signed by all of the parties hereto.

        17. MISCELLANEOUS. This Agreement contains the entire Agreement between the parties with respect to the subject matter discussed in this Agreement, and any prior arrangements or negotiations relating thereto are superseded by this Agreement. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona, without giving effect to the conflict laws thereof. The courts of the State of Arizona shall have the sole and exclusive jurisdiction and venue in any case or controversy arising under this Agreement or by reason of this Agreement. The parties agree that any litigation or arbitration arising from the interpretation or enforcement of this Agreement shall be only in either Maricopa County Superior Court or in the United States Federal District Court for the District of Arizona, and for this purpose each party to this Agreement (and each person who shall become a party) hereby expressly and irrevocably consents to the jurisdiction and venue of such courts. This Agreement shall be construed according to its fair meaning and neither for nor against the drafting party. If arbitration or other legal action is instituted in connection with this Agreement, the prevailing party in such action shall be entitled to recover from the other party reasonable attorneys' fees and costs. The parties agree to accept facsimile signatures in counterparts to this Agreement, and that said facsimile signatures shall for all purposes be binding upon the parties as if the same were originals. The failure of a party to require the performance of any term of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach. The remedies and payments provided for in this Agreement are not exclusive of other remedies available to the parties. Every provision of this Agreement is intended to be severable. If any term of provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement. Time is of the essence of each and every provision of this Agreement. Titles and headings of sections of this Agreement are for convenience of reference only, are not intended to define, limit or describe the scope or intent of any provision of this Agreement, and shall not affect the construction of any provision of this Agreement.

         DATED the date first hereinabove written.

                   DISTRIBUTOR:        Futech Educational Products, Inc., an
                                       Arizona corporation, dba XYZ Distributors


                                       By_______________________________________
                                           Vincent W. Goett, CEO

                   PUBLISHER:          Little Tiger Press USA, L.L.C.,
                                       a New York limited liability company


                                       By: Magi Publications,
                                           a partnership, Member

                                           By:  /s/ Manmohan Singh Bhatia
                                                --------------------------------
                                                Manmohan Singh Bhatia, Partner


                                       By: Futech Educational Products, Inc.,
                                           an Arizona corporation, Member


                                           By:  /s/ Vincent W. Goett
                                                --------------------------------
                                                Vincent W. Goett, CEO

List of Exhibits

1998 Spring and Fall Front List "A"

                                                       Exhibit "A", Page 1 of 2




LITTLE TIGER PRESS, USA
FRONT LIST AND REPRINT PUBLISHING SCHEDULE SPRING '98

                                              ORDER     RETAIL              FUTECH/
             TITLE                 FORMAT    QUANTITY   PRICE    LTP COST   EXT COST   XYZ PRICE   W/S TURNOVER   EX-WORKS
             -----                 ------    --------   ------   --------   --------   ---------   ------------   --------
It Could Have Been Worse          Hardback    15,000    $14.95    $3.75      56,250      $5.23         78,450      Dec '97
A Duck So Small                   Hardback    10,000    $14.95    $3.75      37,500      $5.23         52,300      Dec '97
You Won't Think of Me at All      Hardback    10,000    $14.95    $3.75      37,500      $5.23         52,300      Dec '97
Beware of the Bears               Hardback    15,000    $14.95    $3.75      56,250      $5.23         78,450      Dec '97
The Lion Who Wanted to Love       Hardback    12,000    $14.95    $4.10      49,200      $5.23         62,760      Nov '97
Look Out for the Big Bad Fish     Hardback    15,000    $14.95    $3.75      56,250      $5.23         78,450      Dec '97
Tommy                             Hardback    15,000    $16.95    $4.40      66,000      $5.93         88,950      Dec '97

I Don't Want to Take a Bath!     Board Book   25,000    $ 6.95    $1.75*     43,750      $2.43         60,750      Jan '98
I Don't Want to Go to Bed!       Board Book   25,000    $ 6.95    $1.75*     43,750      $2.43         60,750      Jan '98

Tim's Animal Stories            96-page H/B   15,000    $16.95    $4.25      63,750      $6.93         88,950      Jan '98
Animals All Around

Laura's Star Reprint**            Hardback    50,000    $16.95    $4.40     220,000      $5.93        296,500     June '98
Rumble in the Jungle Reprint**    Hardback    15,000    $14.95    $4.10      61,500      $6.23         78,450     June '98
Magi Various Reprints**           Hardback    60,000    $14.95    $3.75     225,000      $6.23        313,800     June '98

PAPERBACK
I Don't Want to Take a Bath!     Paperback    25,000    $ 5.95    $1.20                  $2.08
Dora's Eggs                      Paperback    15,000    $ 5.95    $1.20                  $2.08

TOTAL                                        307,000                        960,450                 1,390,860

* Price to be finalized

** Quantities, dates and titles to be finalized

                                                        Exhibit "A", Page 2 of 2

LITTLE TIGER PRESS, USA
FRONT LIST PUBLISHING SCHEDULE FALL '96

                                            Order     Retail              Futech/
Title                           Format     Quantity    Price   LIP Cost   Ext Cost   XYZ Price   W/P Turnover   Ex-Works
Hurry Santa                    Hardback     40,000    $14.95    $3.60      144,000     $5.23        209,200     June '98
Mouse, Look Out                Hardback     10,000    $14.95    $3.75       37,500     $5.23         52,300     June '98
One Two Three Oops**           Hardback     15,000    $14.95    $3.75       56,250     $5.23         78,450     June '98
Little Bunny Bobkin            Hardback     15,000    $14.95    $4.10       61,500     $5.23         78,450    March '98
Bedtime for Little Hare        Hardback     20,000    $14.95    $3.75       75,000     $5.23        104,600     June '98
Smudge**                       Hardback     15,000    $14.95    $3.75       56,250     $5.23         78,450     July '98
Commotion in the Ocean         Hardback     20,000    $14.95    $4.10       82,000     $5.23        104,600     July '98
A New Hardback***              Hardback     15,000    $14.95    $4.10       61,500     $5.23         78,450     July '98

Santa's Large Board Book     Board Book     25,000    $12.95    $3.20*      80,000     $4.53        113,250      Aug '98
Tiger's Large Board Book     Board Book     25,000    $12.95    $3.20*      80,000     $4.53        113,250      Aug '98

Tim's Bear Stories          96 page H/B     15,000    $16.95    $4.25       63,750     $5.93         88,950     June '98

Little Tiger Cloth Book 1    Cloth Book     25,000    $19.95    $6.00*     150,000     $8.00*       200,000     July '98
Little Tiger Cloth Book 2    Cloth Book     25,000    $19.95    $6.00*     150,000     $8.00*       200,000     July '98

PAPERBACK

Beware of the Bears           Paperback     25,000    $ 5.95    $1.20                  $2.08
It Could Have Been Worse      Paperback     15,000    $ 5.95    $1.20                  $2.08

TOTAL                                      305,000                       1,097,750                1,499,950

*   Price to be finalized
**  Pub date to be confirmed
*** Titles to be confirmed